Exhibit 10.4.n

SIXTH AMENDMENT

OF THE

FMC TECHNOLOGIES, INC.

INCENTIVE COMPENSATION AND STOCK PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”);

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company and its stockholders to effect a two-for-one stock split in the Company’s Common Stock effected in the form of a stock dividend to occur on August 31, 2007 (the “Stock Split”) to stockholders of record of Common Stock on the close of business on August 17, 2007;

WHEREAS, the Company wishes to amend various provisions of the Plan to reflect the Stock Split and to ensure sufficient availability of shares of Common Stock for issuance under the Plan after giving effect to the Stock Split;

WHEREAS, the Board of Directors of the Company, pursuant to Section 17 of the Plan, has the power to amend the Plan from time to time, subject to certain limitations; and

WHEREAS, the Board of Directors of the Company has determined that the amendment of certain provisions of the Plan reflecting the number of shares available under the Plan or the maximum number of shares a participant may be awarded under the Plan is required to reflect the Stock Split;

NOW, THEREFORE, the Plan is hereby amended, effective as of August 31, 2007, as follows:

(1) The text of Section 4.1 Shares Available for Issuance is hereby amended and restated to provide as follows:

4.1 Shares Available For Issuance. The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan will be 24,000,000 (after giving effect to the two-for-one stock split on August 31, 2007). Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

The maximum number of shares of Common Stock that may be subject to Management Incentive Awards, Restricted Stock and Performance Units is 16,000,000 (after giving effect to the two-for-one stock split on August 31, 2007).

No Award will be counted against the shares available for delivery under the Plan if the Award is payable to the participant only in the form of cash, or if the Award is paid to the participant in cash.

If any Award is forfeited, or if any Stock Option (and any related Stock Appreciation Right) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, the shares of Common Stock subject to such Awards will again be available for delivery in connection with Awards under the Plan. If the option price of any Stock Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock delivered to the participant, net of the shares of Common Stock delivered or attested to, will be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

In the event of any corporate event or transaction, (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee shall make such substitution or adjustments in the aggregate number, kind, and price of shares reserved for issuance under the Plan, and the maximum limitation upon any Awards to be granted to any participant, in the number, kind and price of shares subject to outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it determines are required to accomplish the same; provided, however, that the number of shares subject to any Award will always be a whole number. Such adjusted price will be used to determine the amount payable in cash or shares, as applicable, by the Company upon the exercise of any Award.

(2) The text of Section 4.2 Individual Limits is hereby amended and restated to provide as follows:

4.2 Individual Limits. No participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 2,400,000 shares (after giving effect to the two-for-one stock split on August 31, 2007) of Common Stock in any calendar year. The maximum aggregate amount with respect to each Management Incentive Award, Award of

Performance Units or Award of Restricted Stock that may be granted, or, that may vest, as applicable, in any calendar year for any individual participant is 2,400,000 (after giving effect to the two-for-one stock split on August 31, 2007) shares of Common Stock, or the dollar equivalent of 2,400,000 (after giving effect to the two-for-one stock split on August 31, 2007) shares of Common Stock.